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                                                                    Exhibit 23.1



                         Independent Auditor's Consent



The Board of Directors
The CIT Group, Inc.

We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-32737) of Chase Manhattan Bank USA, National Association and The Chase Manhattan Bank of our report dated March 1, 2001 relating to management's assertion about The CIT Group/Sales Financing, Inc. and The CIT Group/Consumer Finance, Inc.'s compliance with the minimum servicing standards identified in the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2000, which report appears as Exhibit 99.3 of this Form 10-K.


/s/ KPMG LLP
-----------------
KPMG LLP


Short Hills, New Jersey
March 30, 2001